EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Christine Reel AZP Enterprises 713-419-1236

MITCHAM INDUSTRIES ANNOUNCES DELAY IN
FOURTH QUARTER & YEAR-END RESULTS

HUNTSVILLE, Texas—April 23, 2004—Mitcham Industries, Inc. (Nasdaq: MIND) announced today that it will not release its earnings for the fourth quarter and the fiscal year ended January 31, 2004, at the opening of the market on Monday morning, April 26, 2004, and will also not conduct the conference call that was scheduled later that day, at 4:15 p.m. EST. In connection with the audit of the fourth quarter and the fiscal year ended January 31, 2004, certain concerns have been raised by an employee about the sufficiency of the system of internal controls and procedures at the Company’s Canadian subsidiary, Mitcham Canada, that may compromise the integrity of receivables recognized in the unpublished fourth quarter results of operations. The Company is working with the Audit Committee of the Board of Directors and an independent firm in an internal investigation of those concerns. At this time, the Audit Committee believes that the concerns expressed about significant weaknesses in internal controls does not affect any completed fiscal periods or years. Although the inquiry will progress expeditiously, the Audit Committee has set no timetable for its completion, which may therefore result in the Company’s Form 10-K not being filed on a timely basis.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the leading independent exploration equipment lessor in the industry.

# # #